Filed Pursuant to Rule 424(b)(7)
Registration No. 333-225175

This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, as amended, but is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION

DATED MAY 24, 2018

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated May 24, 2018)

6,373,275 SHARES OF COMMON STOCK

This prospectus supplement relates to the offer and short sale of approximately 6,373,275 shares of our common stock, par value $0.0001 per share (“Common Stock”), by (i) Morgan Stanley & Co. LLC, as underwriter and principal on behalf of certain investors (the “Exchanging Holders”) in our 1.75% convertible senior notes due 2023 (the “Notes”), which they are acquiring in a separate private exchange (the “convertible notes exchange”) exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) for our existing 1.75% convertible senior notes due 2020 (the “Existing Notes”) and/or (ii) Morgan Stanley & Co. LLC and/or its affiliates (collectively, “Morgan Stanley”), on behalf of itself, as described below. Any shares of our Common Stock sold short by the underwriter as principal on behalf of any Exchanging Holders in this offering will be shares of Common Stock borrowed by the underwriter or from third parties by such Exchanging Holders, who we expect will use the resulting short position to hedge their investments in the Notes. With respect to any shares of our Common Stock sold short by Morgan Stanley, on behalf of itself, in this offering, which will be borrowed by Morgan Stanley from third parties, we expect that Morgan Stanley will concurrently enter into privately negotiated transactions relating to our Common Stock in an equal notional amount, including derivative transactions, with certain Exchanging Holders in the Notes to allow such Exchanging Holders to establish short positions relating to our Common Stock to hedge their investments in the Notes. See “Summary—Recent Developments—Convertible Notes Exchange and Hedging Transactions.”

We will not receive any proceeds from sales by the underwriter and/or by Morgan Stanley in this offering. You should read this prospectus supplement, as well as the documents incorporated and deemed to be incorporated by reference in this prospectus supplement, carefully before you invest.

The convertible notes exchange is a separate transaction that is being offered only to certain holders of Existing Notes pursuant to a private placement exemption from registration under Section 4(a)(2) of the Securities Act. Neither this prospectus supplement nor the accompanying prospectus is an offer with respect to the Notes.

Our Common Stock is listed on The New York Stock Exchange (“NYSE”) under the symbol “P.” On May 23, 2018, the closing price of our Common Stock on the NYSE was $7.40.

The underwriter may offer the shares of Common Stock from time to time for sale in one or more transactions on the NYSE, in the over-the-counter market, through negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

The Common Stock sold in this offering will be ready for delivery in book-entry form through the Depository Trust Company on or about May    , 2018. Our principal executive offices are located at 2101 Webster Street, Suite 1650, Oakland, CA 94612, and our telephone number is (510) 451-4100.

Investing in these securities involves certain risks. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained in this prospectus supplement and under similar headings in other documents that are incorporated by reference herein and in the accompanying prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley

The date of this prospectus supplement is May    , 2018

Prospectus Supplement

Prospectus

Neither we, the underwriter, nor Morgan Stanley (or any of our or their respective affiliates) have authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any applicable free writing prospectus. Neither we, the underwriter, nor Morgan Stanley (or any of our or their respective affiliates) take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, any securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or any related free writing prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospectus may have changed since those dates. Unless we have indicated otherwise or the context requires, the terms “Pandora,” the “company,” “us,” “we” and “our” refer to Pandora Media, Inc. and its subsidiaries, unless otherwise specified.

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ABOUT THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein or therein. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering.

To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, you should rely on the information in this prospectus supplement. Statements contained in this prospectus supplement and the accompanying prospectus or other offering material about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents. You should carefully read this prospectus supplement, the accompanying prospectus, any applicable free writing prospectuses we may prepare, any documents that we incorporate by reference in this prospectus supplement and in the accompanying prospectus, and the additional information described below under “Where You Can Find More Information” and “Incorporation by Reference” before making an investment decision.

Neither this prospectus supplement nor any accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of Morgan Stanley & Co. LLC, Morgan Stanley or any agent, to subscribe for and purchase any of the securities and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

WHERE YOU CAN FIND MORE INFORMATION

As permitted by SEC rules, neither this prospectus supplement nor the accompanying prospectus contains all of the information we have included in the registration statement. You may refer to the registration statement and the exhibits for more information about us and our securities. The registration statement and the exhibits are available at the SEC’s Public Reference Room or through its website.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at its Public Reference Room at 100 F Street N.E., Washington DC, 20549. You can obtain information about the operations of the SEC Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains information we file electronically with the SEC, including annual, quarterly and current reports, proxy statements and other information, which you can access over the Internet at http://www.sec.gov. Our Common Stock is listed on The New York Stock Exchange (NYSE: P), and you can obtain information about us at the offices of The New York Stock Exchange, 11 Wall Street, New York, New York 10005. General information about us, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, is available free of charge through our website at http://investor.pandora.com as soon as reasonably practicable after we electronically file them with, or furnish them to, the SEC. Information on, or accessible through, our website is not incorporated into this prospectus supplement, the accompanying prospectus or our other securities filings.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (except the information contained in such documents to the extent “furnished” and not “filed”):

•	our Annual Report on Form 10-K for the year ended December 31, 2017 (the “Annual Report”), as filed with the SEC on February 26, 2018;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018, as filed with the SEC on May 4, 2018;

•	portions of the Definitive Proxy Statement on Schedule 14A for the 2018 Annual Meeting of Stockholders incorporated by reference in the Annual Report, as filed with the SEC on April 10, 2018;

•	the description of our Common Stock contained in the Registration Statement on Form 8-A, filed with the SEC on June 8, 2011, including any amendment or report filed to update the description therein; and

•	our Current Reports on Form 8-K filed on January 4, 2018, January 31, 2018 and May 24, 2018.

You may request, and we will provide you with, a copy of these filings at no cost by calling us at (510) 451-4100 or by writing to us at the following address: Attention: Investor Relations, Pandora Media, Inc., 2101 Webster Street, Suite 1650, Oakland, CA 94612.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and documents incorporated by reference herein and therein contain statements that are not historical in nature, are predictive, or that depend upon or refer to future events or conditions or contain forward-looking statements. Statements including, but not limited to, statements regarding the completion of our convertible note exchange and our acquisition of AdsWizz Inc., the effect of the hedging activities of investors in the Notes on the market price of the Common Stock, the extent and timing of future revenues and expenses and customer demand, statements regarding the deployment of our products, statements regarding our reliance on third parties and other statements using words such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “intends,” “may,” “plans,” “projects,” “should,” “will” and “would,” and words of similar import and the negatives thereof, constitute forward-looking statements. These statements are predictions based upon our current expectations about future events. Actual results could vary materially as a result of certain factors, including, but not limited to, those expressed in these statements. We refer you to the risks discussed in our other filings with the SEC incorporated by reference herein, which identify important risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. The discussion of risks and uncertainties set forth in those filings should not be construed as exhaustive and should be read with the other cautionary statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein.

Although we base these forward-looking statements on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus supplement. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate are consistent with the forward-looking statements contained in this prospectus supplement, those results or developments may not be indicative of results or developments in subsequent periods. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements.

Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statements that we make in this prospectus supplement, the accompanying prospectus or in the documents incorporated by reference herein and therein speak only as of the date of those statements, and we undertake no obligation to update those statements or to publicly announce the results of any revisions to any of those statements to reflect future events or developments. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before making a decision to invest in our Common Stock. We urge you to read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, including the financial statements and notes to those financial statements incorporated by reference herein and therein. Please see the information set forth under the caption “Risk Factors” in this prospectus supplement and in our most recent Annual Report on Form 10-K, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, for a discussion of the risks that you should consider before making a decision to invest in our Common Stock.

PANDORA MEDIA, INC.

Pandora is the world’s most powerful music discovery platform, offering a personalized experience for each of our listeners wherever and whenever they want to listen to music—whether through mobile devices, car speakers or connected devices in the home. Unlike traditional radio that broadcasts the same content at the same time to all of their listeners, we enable our listeners to create personalized stations and playlists, as well as search and play songs and albums on-demand. The Music Genome Project and our content programming algorithms power our ability to predict listener music preferences, play music content suited to the tastes of each individual listener and introduce listeners to the music we think they will love. The Music Genome Project is a database of over 1.5 million uniquely analyzed songs from over 250 thousand artists, spanning over 660 genres and sub-genres, which our team of trained musicologists has developed one song at a time by evaluating and cataloging each song’s particular attributes. The Music Genome Project database is a subset of our full catalog available to be played. Over time, our service has evolved by using data science to develop playlisting algorithms that further tailor the listener experience based on individual listener and broader audience reactions to the recordings we pick. With billions of data points collected from our listeners, we are able to use listeners’ feedback to fuel our ability to choose exactly the right song for our users. Founded by musicians, Pandora also empowers artists with valuable data and tools to help grow their audience and connect with their fans.

Pandora is available as an ad-supported service, a radio subscription service called Pandora Plus and an on-demand subscription service called Pandora Premium. The majority of our listener hours occur on mobile devices, with the majority of our revenue generated from advertising on our ad-supported radio service on these devices. With billions of data points that help us understand our users’ preferences, we offer both local and national advertisers the opportunity to deliver targeted messages to our listeners using a combination of audio, display and video advertisements. We also generate increasing revenue from our subscription offerings. To drive the growth of our service, we have launched new marketing initiatives aimed at increasing both the number of listeners using our service and the amount of usage per listener, and we may opt to increase spending on these initiatives based on the returns we see on our investments. In 2017 and the first quarter of 2018, we generated $1.5 billion and $319.2 million in revenue, respectively, and recorded $518.4 million and $131.7 million in net losses, respectively.

We were incorporated as a California corporation in January 2000 and reincorporated as a Delaware corporation in December 2010. Our principal operations are located in the United States, and as a result of our acquisition of AdsWizz Inc. (“AdsWizz”), we will have research and development operations in Romania. Our principal executive offices are located at 2101 Webster Street, Suite 1650, Oakland, California 94612 and our telephone number is (510) 451-4100. Our website address is www.pandora.com. The information on or accessible through our website is not part of and is not incorporated into this prospectus supplement.

RECENT DEVELOPMENTS

Convertible Note Exchange and Hedging Transactions. On May 24, 2018, we entered into exchange agreements with certain holders of our 1.75% convertible senior notes due 2020 (the “Existing Notes”), pursuant to which the Exchanging Holders have agreed to exchange an aggregate of approximately $192.9 million of Existing Notes for an equal principal amount of 1.75% convertible senior notes due 2023 (the “Notes”). The convertible notes exchange is expected to close on or about June 1, 2018. The terms of the Notes are substantially the same as those of the Existing Notes, except that the conversion price of the Notes is approximately $             per share compared to the conversion price of the Existing Notes, which is approximately $16.42 per share. To facilitate hedging transactions with respect to the Notes, Morgan Stanley & Co. LLC, the underwriter for this offering, has agreed to sell short the shares of Common Stock offered by this prospectus supplement (i) as underwriter and principal on behalf of certain Exchanging Holders and/or (ii) on behalf of itself and/or its affiliates, as described in this prospectus supplement.

Acquisition of AdsWizz. On March 20, 2018, we entered into an agreement (the “AdsWizz Agreement”) to acquire AdsWizz, a leading digital audio ad technology company with a comprehensive digital audio software suite of solutions that connects audio publishers to the advertising community. Pursuant to the AdsWizz Agreement, we have agreed to pay $145.0 million in a combination of cash and stock, with a minimum of 50% paid in cash and the remainder to be paid, at our election, in either cash or stock, with the stock conversion based on the dollar-volume-weighted average trading price for the Common Stock for 10 trading days prior to the closing. The closing is subject to customary closing conditions and regulatory approval, including the expiration or termination of any waiting periods under applicable antitrust laws. The transaction is expected to close in the second quarter of 2018. At closing, we expect to pay approximately $67,500,000 in cash, subject to customary cash and working capital adjustments, and approximately $72,500,000 in stock based on the dollar-volume-weighted average trading price for the Common Stock for 10 trading days prior to the closing. An additional $5,000,000 in cash consideration is payable upon achievement of certain milestone provisions in the AdsWizz Agreement.

THE OFFERING

The offering terms are summarized below solely for your convenience. For a more complete description of the terms of our Common Stock, see “Description of Capital Stock” in the accompanying prospectus.

Common stock offered	Approximately 6,373,275 shares of common stock, par value $0.0001 per share (the “Common Stock”)

New York Stock Exchange symbol	“P”

Shares of Common Stock outstanding	256,696,991 shares[1]

Plan of Distribution

Morgan Stanley & Co. LLC, the underwriter for this offering, is offering and selling short the shares in this offering (i) as underwriter and principal on behalf of certain Exchanging Holders and/or (ii) on behalf of itself and/or its affiliates, as the case may be. Any shares of our Common Stock sold short by the underwriter as principal on behalf of any Exchanging Holders in this offering will be shares of Common Stock borrowed by the underwriter or from third parties by such Exchanging Holders, who we expect will use the resulting short position to hedge their investments in the Notes. With respect to any shares of our Common Stock sold short by Morgan Stanley, on behalf of itself, in this offering, which will be borrowed by Morgan Stanley from third parties, we expect that Morgan Stanley will concurrently enter into privately negotiated transactions relating to our Common Stock in an equal notional amount, including derivative transactions, with certain Exchanging Holders in the Notes to allow such Exchanging Holders to establish short positions relating to our Common Stock to hedge their investments in the Notes. Hedging activity by these Exchanging Holders and/or Morgan Stanley could impact the market price of the Common Stock. See “Risk Factors.”

The convertible notes exchange is a separate transaction that is being offered only to holders of Existing Notes that are institutional “accredited investors” within the meaning of Rule 501 of Regulation D under the Securities Act and qualified institutional buyers (“QIBs”) within the meaning of Rule 144A under the Securities Act pursuant to a private placement exemption from registration

[1]	Excludes the shares to be issued in connection with the closing of the AdsWizz acquisition, where we plan to issue $72.5 million in Common Stock based on the dollar-volume-weighted average trading price for the Common Stock for 10 trading days prior to the closing of the transaction.

under Section 4(a)(2) of the Securities Act. Neither this prospectus supplement nor the accompanying prospectus is an offer with respect to the Notes.

Use of Proceeds	We will not receive any proceeds from the short sale of the shares of our Common Stock by the underwriter and/or by Morgan Stanley in this offering.

Risk Factors

Investing in our securities involves risks and the purchasers of our Common Stock may lose their entire investment. Potential investors are urged to read and consider the specific factors relating to an investment in us as set forth in “Risk Factors” and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

RISK FACTORS

Investing in any of our securities involves risk. Before deciding to invest in our securities, you should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference herein and therein, including each of the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as updated by subsequent quarterly, annual and other reports and documents we file with the SEC. The risks and uncertainties described are those presently known to us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, financial condition, results of operations and liquidity and could result in a partial or complete loss of your investment.

Risks Related to this Offering

The trading volume and market price of our Common Stock may be volatile and could decline significantly following this offering.

The market price of our Common Stock has been and is likely to continue to be volatile. The stock markets, including the NYSE, on which our Common Stock is listed, have experienced significant price and volume fluctuations. As a result, the market price of our Common Stock is likely to be similarly volatile, and could decline significantly, unrelated to our operating performance or prospects. If the per share trading price of our Common Stock declines significantly, you may be unable to resell your shares at or above the purchase price. The market price of our Common Stock could be subject to wide fluctuations in response to a number of factors, including those listed in this “Risk Factors” section of this prospectus supplement, the accompanying prospectus and included in our Annual Report on Form 10-K for the year ended December 31, 2017, and others such as:

•	our actual or anticipated operating performance and the operating performance of similar companies in the internet, radio or digital media spaces;

•	our ability to grow active users and listener hours;

•	competitive conditions and developments;

•	our actual or anticipated achievement of financial and non-financial key operating metrics;

•	general economic conditions and their impact on advertising spending;

•	the overall performance of the equity markets;

•	threatened or actual litigation or regulatory proceedings, including the current Phonorecords III rate proceedings in the CRB;

•	changes in laws or regulations relating to our service;

•	any major change in our board of directors or management;

•	publication of research reports about us or our industry or changes in recommendations or withdrawal of research coverage by securities analysts;

•	sales or expected sales of shares of our Common Stock by us, and our officers, directors and significant stockholders;

•	hedging activities of the counterparties to our existing capped call transactions, as described below;

•	hedging by investors in the Existing Notes or the Notes, including by means of the Common Stock sold short in this offering;

•	additions or departures of key personnel;

•	adverse market reaction to leverage we may incur or equity or equity-linked securities we may issue in the future, such as the Notes;

•	actions by institutional stockholders;

•	actual or perceived accounting issues, including changes in accounting principles;

•	compliance with NYSE requirements;

•	speculation in the press or investment community; and

•	the realization of any of the other risk factors presented in our Annual Report on Form 10-K for the year ended December 31, 2017.

In addition, the stock market has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of affected companies. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. This type of litigation, if brought against us, could result in substantial costs, divert our management’s attention and resources and harm our business, operating results and financial condition.

If securities or industry analysts cease publishing research about our business, publish inaccurate or unfavorable research about our business, or make projections that exceed our actual results, our stock price and trading volume could decline.

The trading market for the Common Stock depends in part on the research and reports that securities or industry analysts publish about us or our business. If securities or industry analysts who cover us downgrade our Common Stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline. Furthermore, such analysts publish their own projections regarding our actual results. In particular, while we currently provide financial guidance on a quarterly basis only, securities analysts generally publish forecasts on a quarterly, full year and future year basis, and these forecasts are based on their own models of our business. These analyst projections vary widely from one another, may not accurately predict the results we actually achieve and may not accurately reflect our actual plans and expectations. These projections may vary widely from one another and may not accurately predict the results we actually achieve. Our stock price may decline if we fail to meet securities and industry analysts’ projections.

Future sales of Common Stock in the public market or additional exchanges of Existing Notes could lower the market price for our Common Stock.

In the future, we may sell additional shares of Common Stock to raise capital. In addition, a substantial number of shares of Common Stock is reserved for issuance upon the exercise of stock options, the vesting of restricted stock units pursuant to our employee benefit plans, upon conversion of the Existing Notes and the Notes, and in relation to our Series A redeemable convertible preferred stock (the “Series A Preferred Stock”). In addition, we may issue shares of our Common Stock as consideration in connection with acquisitions and strategic transactions such as our pending acquisition of AdsWizz Inc., where we plan to issue approximately $72.5 million in Common Stock based on a 10 trading day averaging period prior to closing of the transaction.

To the extent we issue shares of Common Stock upon conversion of the Existing Notes or the Notes, the conversion of some or all of such notes will dilute the ownership interests of existing stockholders. The conversion price of the Notes is significantly lower than the conversion price of the Existing Notes, which increases potential dilution upon conversion. We may also enter into additional exchanges with holders of the Existing Notes prior to their maturity for common stock or equity-linked securities such as the Notes that could result in increased dilution to our stockholders. Any sales in the public market of Common Stock so issued could adversely affect prevailing market prices of the Common Stock. In addition, the existence of the Existing Notes and the Notes may encourage short selling by market participants because the conversion of such Notes could depress the price of the Common Stock.

We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for the Common Stock. The issuance and sale of substantial amounts of Common Stock, or the perception that such issuances and sales may occur, could adversely affect market price of the Common Stock and impair our ability to raise capital through the sale of additional equity or equity-linked securities.

The offer and sale of the shares in this offering, which offer and sale are being executed to facilitate transactions by which certain investors in the Notes may hedge their investments, may lower the market price of our Common Stock.

The offer and short sale of shares of our Common Stock in this offering by (i) Morgan Stanley & Co. LLC, as underwriter and principal on behalf of certain Exchanging Holders and/or (ii) Morgan Stanley, on behalf of itself, are being executed to facilitate transactions by which certain Exchanging Holders in the Notes may hedge their investments in the Notes. Any shares of our Common Stock sold short by the underwriter as principal on behalf of any Exchanging Holders in this offering will be shares of Common Stock borrowed by the underwriter or from third parties by such Exchanging Holders, who we expect will use the resulting short position to hedge their investments in the Notes, which they are acquiring in the convertible notes exchange. With respect to any shares of our Common Stock sold short by Morgan Stanley, on behalf of itself, in this offering, which will be borrowed by Morgan Stanley from third parties, we expect that Morgan Stanley will concurrently enter into privately negotiated transactions relating to our Common Stock in an equal notional amount, including derivative transactions, with certain Exchanging Holders in the Notes to allow such Exchanging Holders to establish short positions relating to our Common Stock to hedge their investments in the Notes, which they are acquiring in the convertible notes exchange.

The number of shares of our Common Stock sold short in this offering is expected to be no greater than the notional size of the aggregate initial hedge position of the Exchanging Holders, minus any existing hedge position of the Exchanging Holders with respect to our Existing Notes. It is possible, however, that such Exchanging Holders may short sell additional shares of our Common Stock (beyond the number sold in this offering) on the day we price the Notes or shortly thereafter, and as described in the immediately following paragraph. Such additional sales could negatively impact the market price of our Common Stock. In addition, with respect to any shares of our Common Stock sold short by Morgan Stanley in this offering on behalf of itself and the related privately negotiated transactions (including derivative transactions) relating to our Common Stock that Morgan Stanley is expected to enter into, Morgan Stanley may modify, enter into or unwind additional privately negotiated transactions (including derivative transactions) and/or purchase or sell our Common Stock or other securities of ours in secondary market transactions at any time, including following the pricing of the Notes. For example, in connection with any cash settlement of any such derivative transaction, Morgan Stanley may purchase shares of our Common Stock and investors in the Notes may sell shares of our Common Stock, which could increase, delay a decline or increase in, or decrease, the market price of our Common Stock.

While this offering will initially facilitate the establishment of short positions in our Common Stock by certain Exchanging Holders to hedge their investments in the Notes concurrently with, or shortly after, the pricing of such Notes, after completion of this offering, neither we nor Morgan Stanley will control any other transactions such Exchanging Holders or other investors enter into with respect to our Common Stock. We expect that such Exchanging Holders and/or other investors will enter into other transactions concurrently with or at any time following this offering, including purchases or sales of our Common Stock, during the term of the Notes. As a result, this offering, any privately negotiated transactions relating to our Common Stock, including any derivative transactions entered into by Morgan Stanley with investors in the Notes, and any related market activity could cause more sales of our Common Stock while the Notes are outstanding than there would have otherwise been had we not consummated this offering. Such sales could potentially impact the market price of our Common Stock.

The issuance of shares of our Series A Preferred Stock to Sirius XM Radio Inc. (“Sirius XM”) dilutes the ownership of holders of our Common Stock and may adversely affect the market price of our Common Stock.

The Sirius XM Investment Agreement provided that (i) 172,500 shares of Series A Preferred Stock would be issued and sold to Sirius XM on June 9, 2017 (the “Initial Closing”) and (ii) the remaining 307,500 shares would be issued and sold to Sirius XM at a future date (the “Additional Closing”), subject to the satisfaction of certain customary closing conditions.

The Initial Closing occurred on June 9, 2017, whereby Sirius XM paid to the Company $172.5 million in exchange for 172,500 shares of Series A Preferred Stock. The Additional Closing occurred on September 22, 2017 whereby the Company issued and sold to Sirius XM 307,500 shares of Series A Preferred Stock for $307.5 million. As of December 31, 2017, these shares represented approximately 15% of our outstanding Common Stock, on an as-converted basis. Holders of Series A Preferred Stock are entitled to a cumulative dividend at the rate of 6.0% per annum, payable quarterly in arrears. Beginning on September 22, 2017, the Series A Preferred Stock is convertible at the option of the holders at any time into shares of Common Stock at an initial conversion price of $10.50 per share of Common Stock and an initial conversion rate of 95.2381 shares of Common Stock per share of Series A Preferred Stock, subject to certain customary anti-dilution adjustments. Any conversion of Series A Preferred Stock may be settled by the Company, at our option, in shares of Common Stock, cash or any combination thereof. However, subject to explicit stockholder approval, the Series A Preferred Stock may not be converted into more than 19.99% of our outstanding Common Stock.

Our Series A redeemable convertible preferred stock has rights, preferences and privileges that are not held by, and are preferential to, the rights of our Common Stockholders, which could adversely affect our liquidity and financial condition, may result in the interests of Sirius XM differing from those of our common stockholders and could delay or prevent an attempt to take over our Company.

Sirius XM, as the holder of our Series A Preferred Stock, has the right to receive a liquidation preference entitling it to be paid out of our assets available for distribution to stockholders before any payment may be made to holders of our Common Stock in an amount equal to the sum of (a) $1,000 per share liquidation preference and (b) all accrued dividends as of the date of the liquidation.

In addition, dividends on the Series A Preferred Stock accrue and are cumulative at the rate of 6.0% per annum, payable quarterly in arrears. As long as the Series A Preferred Stock dividends are in arrears, we may not declare any dividend or make any distributions relating to Common Stock or redeem any Common Stock, subject to certain exceptions (including redemptions pursuant to employment contracts and benefit plans).

Sirius XM, as the holder of our Series A Preferred Stock also has certain redemption rights or put rights, including the right to require us to repurchase all or any portion of the Series A Preferred Stock on and immediately following five years after the Additional Closing. As holder of the Series A Preferred Stock, Sirius XM also has the right, subject to certain exceptions, to require us to repurchase all or any portion of the Series A Preferred Stock upon certain change of control events at the greater of (a) 100% of the liquidation preference thereof plus all accrued dividends unpaid through the fifth anniversary of the Initial Closing and (b) the consideration Sirius XM would have received if it had converted its shares of Series A Preferred Stock into Common Stock immediately prior to the change of control event (disregarding the 19.99% limit).

These dividend and share repurchase obligations could impact our liquidity and reduce the amount of cash flows available for working capital, capital expenditures, growth opportunities, acquisitions, and other general corporate purposes. Our obligations to Sirius XM, as the holder of our Series A Preferred Stock, could also limit our ability to obtain additional financing or increase our borrowing costs, which could have an adverse effect on our financial condition. In certain circumstances, the conversion of Series A Preferred Stock may settle in Common Stock instead of cash and if such settlement occurs, it would be dilutive to our Common Stock. The preferential rights could also result in divergent interests between Sirius XM and holders of our Common Stock. Furthermore, as a sale of our Company will likely require us to repurchase Series A Preferred Stock as a change of control event, this obligation could have the effect of delaying or preventing a sale of our Company that may otherwise be beneficial to our stockholders.

Our existing capped call transactions may affect the value of our Common Stock.

In December 2015, we issued $345.0 million aggregate principal amount of the Existing Notes. In connection with the issuance of the Existing Notes, we entered into capped call transactions (the “existing capped call transactions”) with certain financial institutions (the “existing option counterparties”). The existing option counterparties or their respective affiliates may modify their hedge positions with respect to the existing capped call transactions by entering into or unwinding various derivatives with respect to our Common Stock and/or purchasing or selling our Common Stock or other securities of ours in secondary market transactions prior to the maturity of the Existing Notes (and are likely to do so during any observation period related to a conversion of the Existing Notes). This activity could cause or avoid an increase or a decrease in the market price of our Common Stock.

If in the future we enter into one or more agreements to terminate our existing capped call transactions that relate to our Existing Notes, such unwind and the related market activity may affect the value of our Common Stock.

In connection with the exchange of the Notes for our Existing Notes, we may in the future enter into one or more agreements with one or more of the existing option counterparties to terminate all or a portion of such existing capped call transactions. In connection with any such termination and the related unwinding of the existing hedge positions of the existing option counterparties with respect to such transactions, such existing option counterparties and/or their respective affiliates may sell shares of our Common Stock in secondary market transactions and/or enter into or unwind various derivative transactions with respect to our Common Stock. This activity could decrease (or reduce the size of any increase in) the market price of our Common Stock at that time. If we enter into one or more agreements to terminate these capped call transactions, we would expect to separately receive payments from the relevant existing option counterparties in amounts that depend on the market price of our Common Stock at such times as agreed with such existing option counterparties. We may also enter into further agreements with the existing option counterparties to terminate any remaining portion of the existing capped call transactions in connection with any subsequent exchange of our Existing Notes or otherwise.

Our charter documents, Delaware law and certain terms of our music licensing arrangements could discourage takeover attempts and lead to management entrenchment, which could limit the market price of our Common Stock.

Our certificate of incorporation and bylaws contain provisions that could delay or prevent a change in control of the Company. These provisions could also make it difficult for stockholders to elect directors who are not nominated by the current members of our board of directors or take other corporate actions, including effecting changes in our management. These provisions include:

•	a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of our board of directors;

•	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•	the ability of our board of directors to issue shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquiror;

•	the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of our board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

•	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

•	the requirement that a special meeting of stockholders may be called only by the chairman of our board of directors, our president, our secretary, or a majority vote of our board of directors, which could delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

•	the requirement for the affirmative vote of holders of at least 66 2/3% of the voting power of all of the then outstanding shares of the voting stock, voting together as a single class, to amend the provisions of our certificate of incorporation relating to the issuance of preferred stock and management of our business or our bylaws, which may inhibit the ability of an acquiror to effect such amendments to facilitate an unsolicited takeover attempt;

•	the ability of our board of directors, by majority vote, to amend the bylaws, which may allow our board of directors to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquiror to amend the bylaws to facilitate an unsolicited takeover attempt; and

•	advance notice procedures with which stockholders must comply to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of us.

Section 203 of the Delaware General Corporation Law governs us. These provisions may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us for a certain period of time.

In addition, if we are acquired, certain terms of our music licensing arrangements, including favorable rates for content acquisition costs that currently apply to us, may not be available to an acquiror. These terms may discourage a potential acquiror from making an offer to buy us or may reduce the price such a party may be willing to offer.

The existence of these provisions could negatively affect the price of our Common Stock, and limit opportunities for you to realize value in a corporate transaction.

USE OF PROCEEDS

We will not receive any of the proceeds from the short sale of the shares of our Common Stock by the underwriter and/or by Morgan Stanley in this offering.

SELLING STOCKHOLDERS

The table below sets forth certain information about Morgan Stanley & Co. LLC as of May 23, 2018, and includes the number of shares of Common Stock beneficially owned by Morgan Stanley & Co. LLC and the number of shares of Common Stock that may be offered and sold short pursuant to this prospectus supplement. We will not receive any proceeds from the sale of the shares of our Common Stock in this offering.

The number of shares and percentages of beneficial ownership prior to, at the time of pricing of and after this offering set forth in the table below are calculated based on the number of shares of our Common Stock issued and outstanding immediately as of April 30, 2018.

The information set forth below is based on information provided by or on behalf of Morgan Stanley & Co. LLC prior to the date hereof. Information concerning Morgan Stanley & Co. LLC may change from time to time. In addition, since the date on which Morgan Stanley & Co. LLC provided this information to us, Morgan Stanley & Co. LLC may have sold, transferred or otherwise disposed of all or a portion of the offered securities.

	Beneficial Ownership Prior to this Offering(1)		Beneficial Ownership Including Shares of Common Stock to Be Sold Short(2)		Shares of Common Stock Offered Hereby	Beneficial Ownership After this Offering
Name of Selling Stockholder	Number of Shares	Percent of All Shares	Number of Shares	Percent of All Shares		Number of Shares	Percent of All Shares
Morgan Stanley & Co. LLC	2,993,566	1.17%	9,366,841	3.67%	6,373,275	2,993,566	1.17%

(1)	Reflects the beneficial ownership of Morgan Stanley & Co. LLC prior to consummation of this offering and any transactions contemplated by this offering.
(2)	Beneficial ownership including shares of common stock to be sold short upon pricing of this public offering by Morgan Stanley & Co. LLC (i) as principal on behalf of certain of the Exchanging Holders and/or (ii) on behalf of itself and/or its affiliates, as described in this prospectus supplement.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain United States federal income tax considerations relating to the holding and disposition of our Common Stock by a non-U.S. stockholder (as defined below).

This summary is based upon the United States Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), U.S. Treasury Regulations, rulings and other administrative interpretations and practices of the Internal Revenue Service (the “IRS”) (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings), and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and will not seek an advance ruling from the IRS regarding any matter discussed in this section. The summary is also based upon the assumption that we will operate the company and its subsidiaries and affiliated entities in accordance with their applicable organizational documents.

This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances, or to investors subject to special tax rules, including:

•	broker-dealers;

•	financial institutions;

•	holders who receive our Common Stock through the exercise of employee stock options or otherwise as compensation;

•	insurance companies;

•	persons other than non-U.S. stockholders (as defined below);

•	persons holding 10% or more (by vote or value) of our outstanding Common Stock, except to the extent discussed below;

•	persons holding our stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment or transaction;

•	certain accrual method taxpayers subject to special tax accounting rules as a result of their use of certain financial statements under Section 451(b) of the Code;

•	persons holding our Common Stock on behalf of other persons as nominees;

•	persons holding our Common Stock through a partnership or similar pass-through entity;

•	persons subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	tax-exempt organizations;

•	trusts and estates; or

•	U.S. expatriates.

This summary assumes that stockholders will hold our Common Stock as a capital asset for U.S. federal income tax purposes, which generally means as property held for investment.

You are urged to consult your tax advisor regarding the U.S. federal, state, local, and non-U.S. income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of our Common Stock.

Taxation of Non-U.S. Stockholders

This section summarizes the taxation of non-U.S. stockholders. For these purposes, a non-U.S. stockholder is a beneficial owner of our Common Stock that for U.S. federal income tax purposes is other than:

•	a citizen or resident of the U.S.;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or of a political subdivision thereof (including the District of Columbia);

•	an estate whose income is subject to the U.S. federal income taxation regardless of its source; or

•	any trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (ii) it has a valid election in place to be treated as a United States person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our Common Stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of any such partnership holding our Common Stock should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our Common Stock by the partnership.

Distributions

If distributions are paid on shares of our Common Stock, the distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent a distribution exceeds our current and accumulated earnings and profits, it will constitute a return of capital that is applied against and reduces, but not below zero, the adjusted tax basis of your shares in our Common Stock. Any remainder will be treated as gain from the sale of the Common Stock, as described below under “—Disposition”. Dividends paid to a non-U.S. stockholder generally will be subject to withholding of U.S. federal income tax at the rate of 30% or such lower rate as may be specified by an applicable income tax treaty. If the dividend is effectively connected with the non-U.S. stockholder’s conduct of a trade or business in the United States and, if a tax treaty requires, attributable to a U.S. permanent establishment maintained by such non-U.S. stockholder, the dividend will not be subject to any withholding tax, provided certification requirements are met, as described below, but will be subject to U.S. federal income tax imposed on net income on the same basis that applies to U.S. persons generally. A non-U.S. stockholder that is taxable as a corporation for U.S. federal income tax purposes may, under certain circumstances, also be subject to a branch profits tax equal to 30%, or such lower rate as may be specified by an applicable income tax treaty, on a portion of its effectively connected earnings and profits for the taxable year.

To claim the benefit of a tax treaty or to claim exemption from withholding because the income is effectively connected with the conduct of a trade or business in the United States, a non-U.S. stockholder must provide a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E for treaty benefits or W-8ECI for effectively connected income, or such successor forms as the IRS designates, prior to the payment of dividends. These forms must be periodically updated. Non-U.S. stockholders generally may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund. Non-U.S. stockholders should consult their own tax advisors regarding the potential applicability (including their eligibility for the benefits) of any income tax treaty.

Disposition

A non-U.S. stockholder generally will not be subject to U.S. federal income tax, including by way of withholding, on gain recognized on a sale or other disposition of shares of our Common Stock unless any one of the following is true:

•	the gain is effectively connected with the non-U.S. stockholder’s conduct of a trade or business in the United States and, if a tax treaty applies, attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. stockholder;

•	the non-U.S. stockholder is a nonresident alien individual present in the United States for 183 days or more in the taxable year of the disposition and certain other requirements are met; or

•	our Common Stock constitutes a U.S. real property interest by reason of our status as a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time during the shorter of (i) the period during which you hold our Common Stock or (ii) the five-year period ending on the date you dispose of our Common Stock.

We believe that we are not currently, and will not become, a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. As a general matter, as long as our Common Stock is regularly traded on an established securities market, however, it will not be treated as a U.S. real property interest with respect to any non-U.S. stockholder that holds no more than 5% of such regularly traded Common Stock. If we are determined to be a USRPHC and the foregoing exception does not apply, among other things, a purchaser may be required to withhold 10% of the proceeds payable to a non-U.S. stockholder from a disposition of our Common Stock, and the non-U.S. stockholder generally will be taxed on its net gain derived from the disposition at the graduated U.S. federal income tax rates applicable to United States persons, and may also be subject to alternative minimum tax.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to the U.S. federal income tax imposed on net income on the same basis that applies to U.S. persons generally but will generally not be subject to withholding. A non-U.S. stockholder that is taxable as a corporation for U.S. federal income tax purposes may, under certain circumstances, also be subject to a branch profits tax equal to 30%, or such lower rate as may be specified by an applicable income tax treaty, on such gain. Gain described in the second bullet point above will be subject to a flat 30% U.S. federal income tax, which may be offset by certain U.S. source capital losses. Non-U.S. stockholders should consult any potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Information reporting and backup withholding may apply to dividends paid with respect to our Common Stock and to proceeds from the sale or other disposition of our Common Stock. In certain circumstances, non-U.S. stockholders may not be subject to information reporting and backup withholding if they certify under penalties of perjury as to their status as non-U.S. stockholders or otherwise establish an exemption and certain other requirements are met. Non-U.S. stockholders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules from a payment to a non-U.S. stockholder generally may be refunded or credited against the non-U.S. stockholder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

Withholding on Payments to Certain Foreign Entities

The Foreign Account Tax Compliance Act (“FATCA”), which was enacted in 2010, imposes a 30% withholding tax on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities unless certain due diligence, reporting, withholding, and certification obligation requirements are satisfied.

The Treasury Department and the IRS have issued final regulations under FATCA. As a general matter, FATCA imposes a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, our Common Stock if paid to a foreign entity unless either (i) the foreign entity is a “foreign financial institution” that undertakes certain due diligence, reporting, withholding, and certification obligations, or in the case of a foreign financial institution that is a resident in a jurisdiction that has entered into an intergovernmental agreement to implement FATCA, the entity complies with the diligence and reporting requirements of such agreement, (ii) the foreign entity is not a “foreign financial institution” and identifies certain of its U.S. investors, or (iii) the foreign entity otherwise is excepted under FATCA. Under delayed effective dates provided for in the regulations and subsequent guidance, the required withholding began July 1, 2014 with respect to dividends on our stock, but will not begin until January 1, 2019 with respect to gross proceeds from a sale or other disposition of our stock.

If withholding is required under FATCA on a payment related to our stock, investors that otherwise would not be subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) generally will be required to seek a refund or credit from the IRS to obtain the benefit of such exemption or reduction (provided that such benefit is available). Prospective investors should consult their own tax advisors regarding the effect of FATCA in their particular circumstances.

U.S. Federal Estate Taxes

Shares of our Common Stock owned or treated as owned by an individual who at the time of death is a non-U.S. stockholder are considered U.S. situs assets and will be included in the individual’s estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

State, Local and Non-U.S. Taxes

Our stockholders may be subject to state, local or non-U.S. taxation in various jurisdictions, including those in which we or they transact business, own property or reside. We may conduct business or own assets located in numerous U.S. jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. The state, local and non-U.S. tax treatment of our stockholders may not conform to the U.S. federal income tax treatment discussed above. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our Common Stock.

PLAN OF DISTRIBUTION

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriter for this offering, Morgan Stanley & Co. LLC, will sell short the shares of Common Stock offered by this prospectus supplement (i) as underwriter and principal on behalf of certain Exchanging Holders and/or (ii) on behalf of itself and/or its affiliates, as the case may be, as described in this prospectus supplement.

Any shares of our Common Stock sold short by the underwriter as principal on behalf of any Exchanging Holders in this offering will be shares of Common Stock borrowed by the underwriter or from third parties by such Exchanging Holders, who we expect will use the resulting short position to hedge their investments in the Notes. With respect to any shares of our Common Stock sold short by Morgan Stanley, on behalf of itself, in this offering, which will be borrowed by Morgan Stanley from third parties, we expect that Morgan Stanley will concurrently enter into privately negotiated transactions relating to our Common Stock in an equal notional amount, including derivative transactions, with certain Exchanging Holders in the Notes to allow such Exchanging Holders to establish short positions relating to our Common Stock to hedge their investments in the Notes. There can be no assurance that the underwriter and/or Morgan Stanley will sell any or all of the shares of Common Stock offered pursuant to this prospectus supplement, or the timing of any such sales.

The underwriter may offer the shares of Common Stock sold pursuant to this prospectus supplement from time to time for sale in one or more transactions on the NYSE, in the over-the-counter market, through negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

We will not receive any proceeds from sales by the underwriter and/or Morgan Stanley in this offering. We will pay Morgan Stanley & Co. LLC a fee equal to 2.5% of the sale price of each share of Common Stock it sells in this offering. Morgan Stanley & Co. LLC is also acting as placement agent in the convertible notes exchange, for which it will receive a customary fee.

We have agreed to indemnify the underwriter against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended.

Selling Restrictions

Canada

The shares of Common Stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principals that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or S-23 subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of Common Stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, no offer of the shares of our Common Stock which are the subject of the offering contemplated in this prospectus supplement and the accompanying prospectus may be made in that Relevant Member State other than:

(a)	to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;

(b)	to fewer than 150, natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive), subject to obtaining prior consent of the underwriters for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares of our Common Stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospective Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our Common Stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our Common Stock to be offered so as to enable an investor to decide to purchase any shares of our Common Stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

The underwriters have represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of the shares of our Common Stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our Common Stock in, from or otherwise involving the United Kingdom.

Other Relationships

The underwriter and its affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. For example, an affiliate of the underwriter is a lender under our existing senior secured credit facility. An affiliate of the underwriter is also a counterparty to certain of the capped call transactions described in this prospectus supplement. In addition, an affiliate of the underwriter provided financial advisory services related to the investment by Sirius XM in our convertible preferred stock and with respect to stockholder relations, for which the affiliate received customary fees. From time to time, the underwriter and its affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

LEGAL MATTERS

The validity of the securities in respect of which this prospectus supplement and the accompanying prospectus is being delivered will be passed on for us by Sidley Austin LLP, Palo Alto, California. Davis Polk & Wardwell LLP, Menlo Park, California will act as counsel to the underwriter.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017, and the effectiveness of our internal controls over financial reporting as of December 31, 2017, as set forth in their reports, which are incorporated by reference in this prospectus supplement and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

PROSPECTUS

COMMON STOCK

PREFERRED STOCK

WARRANTS

From time to time, we or any selling stockholder may offer and sell common stock, par value $0.0001 per share (“Common Stock”), preferred stock or warrants. We will provide the specific terms of any offering, the offered securities and, if applicable, the identity of the selling stockholders in supplements to this prospectus. We will not receive any proceeds from sales by selling stockholders. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the accompanying prospectus supplement, as well as the documents incorporated and deemed to be incorporated by reference in this prospectus, carefully before you invest.

We or any selling stockholder may sell the securities to or through underwriters and also directly to other purchasers or through agents. The names of the underwriters will be stated in the prospectus supplements and other offering material.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement or a free writing prospectus.

Our Common Stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “P.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

Our principal executive offices are located at 2101 Webster Street, Suite 1650, Oakland, CA 94612, and our telephone number is (510) 451-4100.

Investing in these securities involves certain risks. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and under similar headings in other documents that are incorporated by reference herein.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 24, 2018

You should rely only on the information contained or incorporated by reference in this prospectus and in any applicable supplement to this prospectus. Neither we nor any selling stockholders have authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus, any applicable prospectus supplement or any related free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor any selling stockholders take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor any selling stockholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospectus may have changed since those dates. Unless we have indicated otherwise or the context requires, the terms “Pandora,” the “company,” “us,” “we” and “our” refer to Pandora Media, Inc. and its subsidiaries, unless otherwise specified.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the United States Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under this shelf registration process, we or any selling stockholders may sell, from time to time, any combination of the securities described in this prospectus, in one or more offerings. This prospectus provides you with a general description of the securities that we may offer. Each time we offer securities, a prospectus supplement or free writing prospectus containing specific information about the terms of that offering, including the securities offered, will be provided. The prospectus supplement or free writing prospectus may also add to, update or change information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any prospectus supplement, on the other hand, you should rely on the information in the prospectus supplement. Statements contained in this prospectus and any accompanying prospectus supplement or other offering material about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents. You should carefully read this prospectus, any prospectus supplement, any applicable free writing prospectuses we may prepare, any documents that we incorporate by reference in this prospectus and in any prospectus supplement, and the additional information described below under “Where You Can Find More Information” and “Incorporation by Reference” before making an investment decision.

Neither this prospectus nor any accompanying prospectus supplement constitutes an offer, or an invitation on our behalf or on behalf of any selling stockholders or any agent, to subscribe for and purchase any of the securities and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

WHERE YOU CAN FIND MORE INFORMATION

As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits. You may refer to the registration statement and the exhibits for more information about us and our securities. The registration statement and the exhibits are available at the SEC’s Public Reference Room or through its website.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at its Public Reference Room at 100 F Street N.E., Washington DC, 20549. You can obtain information about the operations of the SEC Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains information we file electronically with the SEC, including annual, quarterly and current reports, proxy statements and other information, which you can access over the Internet at http://www.sec.gov. Our Common Stock is listed on the New York Stock Exchange (NYSE: P), and you can obtain information about us at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005. General information about us, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, is available free of charge through our website at http://investor.pandora.com as soon as reasonably practicable after we electronically file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or our other securities filings.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (except the information contained in such documents to the extent “furnished” and not “filed”):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as filed with the SEC on February 26, 2018;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018, as filed with the SEC on May 4, 2018;

•	the description of our Common Stock contained in the Registration Statement on Form 8-A, filed with the SEC on June 8, 2011, including any amendment or report filed to update the description therein; and

•	our Current Reports on Form 8-K filed on January 4, 2018, January 31, 2018 and May 24, 2018.

You may request, and we will provide you with, a copy of these filings at no cost by calling us at (510) 451-4100 or by writing to us at the following address: Attention: Investor Relations, Pandora Media, Inc., 2101 Webster Street, Suite 1650, Oakland, CA 94612.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, contains statements that are not historical in nature, are predictive, or that depend upon or refer to future events or conditions or contain forward-looking statements. Statements including, but not limited to, statements regarding the extent and timing of future revenues and expenses and customer demand, statements regarding the deployment of our products, statements regarding our reliance on third parties and other statements using words such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “intends,” “may,” “plans,” “projects,” “should,” “will” and “would,” and words of similar import and the negatives thereof, constitute forward-looking statements. These statements are predictions based upon our current expectations about future events. Actual results could vary materially as a result of certain factors, including, but not limited to, those expressed in these statements. We refer you to the risks discussed in our other filings with the SEC incorporated by reference herein, which identify important risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. The discussion of risks and uncertainties set forth in those filings should not be construed as exhaustive and should be read with the other cautionary statements in this prospectus.

Although we base these forward-looking statements on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate are consistent with the forward-looking statements contained in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods.

Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statements that we make in this prospectus or in the documents incorporated by reference herein speak only as of the date of those statements, and we undertake no obligation to update those statements or to publicly announce the results of any revisions to any of those statements to reflect future events or developments. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

PANDORA MEDIA, INC.

Pandora is the world’s most powerful music discovery platform, offering a personalized experience for each of our listeners wherever and whenever they want to listen to music—whether through mobile devices, car speakers or connected devices in the home. Unlike traditional radio that broadcasts the same content at the same time to all of their listeners, we enable our listeners to create personalized stations and playlists, as well as search and play songs and albums on-demand. The Music Genome Project and our content programming algorithms power our ability to predict listener music preferences, play music content suited to the tastes of each individual listener and introduce listeners to the music we think they will love. The Music Genome Project is a database of over 1.5 million uniquely analyzed songs from over 250 thousand artists, spanning over 660 genres and sub-genres, which our team of trained musicologists has developed one song at a time by evaluating and cataloging each song’s particular attributes. The Music Genome Project database is a subset of our full catalog available to be played. Over time, our service has evolved by using data science to develop playlisting algorithms that further tailor the listener experience based on individual listener and broader audience reactions to the recordings we pick. With billions of data points collected from our listeners, we are able to use listeners’ feedback to fuel our ability to choose exactly the right song for our users. Founded by musicians, Pandora also empowers artists with valuable data and tools to help grow their audience and connect with their fans.

Pandora is available as an ad-supported service, a radio subscription service called Pandora Plus and an on-demand subscription service called Pandora Premium. The majority of our listener hours occur on mobile devices, with the majority of our revenue generated from advertising on our ad-supported radio service on these devices. With billions of data points that help us understand our users’ preferences, we offer both local and national advertisers the opportunity to deliver targeted messages to our listeners using a combination of audio, display and video advertisements. We also generate increasing revenue from our subscription offerings.

We were incorporated as a California corporation in January 2000 and reincorporated as a Delaware corporation in December 2010. Our principal operations are located in the United States. Our principal executive offices are located at 2101 Webster Street, Suite 1650, Oakland, California 94612 and our telephone number is (510) 451-4100. Our website address is www.pandora.com. The information on or accessible through our website is not part of and is not incorporated into this prospectus.

RISK FACTORS

Investing in any of our securities involves risk. Before deciding to invest in our securities, you should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, the applicable prospectus supplement and any free writing prospectus we may provide you, including each of the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as updated by subsequent quarterly, annual and other reports and documents we file with the SEC that are incorporated by reference herein or in the applicable prospectus supplement by reference or by any free writing prospectus. The risks and uncertainties described are those presently known to us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, financial condition, results of operations and liquidity and could result in a partial or complete loss of your investment.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, the net proceeds from the sale by us of the securities to which this prospectus relates will be used for general corporate purposes. General corporate purposes may include repayment of debt, acquisitions, share repurchases, additions to working capital, capital expenditures and investments in our subsidiaries. We may temporarily invest the net proceeds or use them to repay short term debt until they are used for their stated purpose. We will not receive any proceeds from sales by any selling stockholders using this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth, for each of the periods presented, our ratio of earnings to fixed charges and our coverage deficiency. You should read this table in conjunction with the financial statements and notes incorporated by reference in this prospectus.

	Three months ended March 31	Year ended December 31
	2018	2017	2016	2015	2014
Net loss	(139,068)	(558,561)	(342,978)	(169,661)	(30,406)
Ratio of earnings to fixed charges and preferred stock dividends (1)	N/A	N/A	N/A	N/A	N/A
Coverage deficiency	(139,068)	(558,561)	(342,978)	(169,661)	(30,406)

(1)	We did not record earnings for the years ended December 31, 2014, 2015, 2016 and 2017 and the three months ended March 31, 2018. Accordingly, our earnings were insufficient to cover fixed charges for such periods and we are unable to disclose a ratio of earnings to fixed charges.

DESCRIPTION OF CAPITAL STOCK

Our certificate of incorporation authorizes us to issue up to 1,000,000,000 shares of Common Stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001.

As of May 23, 2018 we had issued and outstanding:

•	256,696,991 shares of Common Stock; and

•	480,000 shares of preferred stock, consisting entirely of our Series A Convertible Preferred Stock, par value $0.0001 per share (“Series A Preferred Stock”).

The following descriptions of our capital stock and provisions of our certificate of incorporation and bylaws are summaries and are qualified in their entirety by our certificate of incorporation (including the certificate of designation of preferences, rights and limitations of Series A Convertible Preferred Stock) and amended and restated bylaws currently in effect, which are filed as exhibits hereto, and applicable law. Copies of these documents are filed with the SEC and are available upon request.

Common Stock

Dividend Rights

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our Common Stock are entitled to receive dividends, if any, as may be declared from time to time by our Board of Directors out of legally available funds. We have never declared or paid cash dividends on any of our capital stock and currently do not anticipate paying any cash dividends after the offering or in the foreseeable future.

Stockholder Meetings

Our certificate of incorporation and our amended and restated bylaws provide that annual stockholder meetings will be held at the date, time and place, if any, as selected by our Board of Directors. Our amended and restated bylaws provide that special meetings of the stockholders may be called by the chairman of our Board of Directors, the lead director designated in accordance with our corporate governance guidelines or the president and will be called by the chairman, lead director, president or secretary on the written request of three directors. To the extent permitted under applicable law, we may conduct meetings by remote communications, including by webcast.

Voting Rights

Each holder of Common Stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors; provided, however, that, except as otherwise required by law, holders of our Common Stock will not be entitled to vote on any amendment to the company’s certificate of incorporation, as amended (including any certificate of designation) that relates solely to the terms of one or more outstanding series of preferred stock (including the Series A Preferred Stock) if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series of preferred stock, to vote on such amendment pursuant to the certificate of incorporation, as amended (including any certificate of designation) or pursuant to the DGCL. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of our directors.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock (including the Series A Preferred Stock).

Rights and Preferences

Holders of our Common Stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our Common Stock. The rights, preferences and privileges of the holders of our Common Stock are subject to and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock (including the Series A Preferred Stock and any series that we may designate in the future).

Preferred Stock

Subject to the limitations set forth in the Certificate of Designation, our Board of Directors has the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of Common Stock. The issuance of preferred stock by us may adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of our company or other corporate action.

Series A Preferred Stock

In June 2017, we entered into an agreement with Sirius XM Radio Inc. (“Sirius”) to sell 480,000 shares of Series A Preferred Stock for $1,000 per share, with gross proceeds to us of $480 million (the “Investment Agreement”). The Series A Preferred Stock was issued at two closings: 172,500 shares were issued for $172.5 million at an initial closing that occurred on June 9, 2017 upon signing the Investment Agreement with Sirius (the “Initial Closing”) and 307,500 shares were issued for $307.5 million at an additional closing that occurred on September 22, 2017 (the “Additional Closing”).

On June 9, 2017, we filed with the Secretary of State of the State of Delaware our Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (the “Certificate of Designation”), which became effective upon filing. The Certificate of Designation classifies the Series A Preferred Stock and establishes the designations, preferences, conversion and other rights, voting powers, restrictions, rights and limitations as to dividends, qualifications and terms and conditions of the shares of the Series A Preferred Stock.

The following is a summary of the material terms of the Series A Preferred Stock. For a more complete description, you should refer to the Certificate of Designation, which is filed as an exhibit hereto.

Ranking

The Series A Preferred Stock ranks senior to our Common Stock with respect to dividend rights, redemption rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up the affairs of the company.

Liquidation

The Series A Preferred Stock has a liquidation preference of $1,000 per share plus all accrued and unpaid dividends as of the date of any liquidation, dissolution or winding up. Upon liquidation, dissolution or winding up of the affairs of the company, before any distributions may be made with respect to our Common Stock and subject to the rights of holders of any Senior Stock or Parity Stock (each as defined in the Certificate of Designation) and the rights of our creditors, the amount paid with respect to each share of Series A Preferred Stock will be the greater of (i) the $1,000 liquidation preference plus all accrued and unpaid dividends as of the date of such liquidation, dissolution or winding up and (ii) the amount holders of Series A Preferred Stock would have received had such holders converted their shares of Series A Preferred Stock into Common Stock immediately prior to such liquidation, dissolution or winding up (assuming such holders were permitted to convert all of their shares of Series A Preferred Stock and were not subject to the 19.99% cap on conversion described below). If our assets are insufficient for a full liquidation distribution, a pro rata partial distribution will be made.

Dividends

Holders of Series A Preferred Stock are entitled to a cumulative dividend at the rate of 6.0% per annum, payable quarterly in arrears. If we fail to declare and pay a full dividend on the Series A Preferred Stock on any Dividend Payment Date (as defined in the Certificate of Designation), dividends payable on such Dividend Payment Date on the Series A Preferred Stock will be deemed to have accrued during the applicable period at 6.0% per annum and will continue to accrue and cumulate at the same rate. As long as the Series A Preferred Stock dividends are in arrears, we may not declare any dividend on, or make any distributions relating to, our Common Stock or redeem, purchase, acquire, or make any liquidation payment relating to, any of our Common Stock, subject to certain exceptions (e.g., redemptions pursuant to employment contracts and benefit plans).

Conversion Rights

Subject to the terms of the Certificate of Designation, the Series A Preferred Stock is convertible at any time at the option of the holders into shares of Common Stock at an initial conversion price of $10.50 per share of Common Stock and at an initial conversion rate of 95.2381 shares of Common Stock per share of Series A Preferred Stock (subject to adjustments for accrued and unpaid dividends and certain anti-dilution adjustments).

We may settle the conversion in Common Stock, cash or any combination thereof. However, the Series A Preferred Stock may not be converted into more than 19.99% of the Common Stock outstanding as of the date of the Initial Closing until our stockholders have approved the issuance of Common Stock in excess of such 19.99% cap, as required by the New York Stock Exchange’s listing requirements (“Stockholder Approval”). Additionally, the Series A Preferred Stock may not be converted if such conversion would require clearance under the Hart-Scott-Rodino Antitrust Improvements Act and such clearance has not been obtained.

At any time the Series A Preferred Stock would be, but for the 19.99% cap, convertible into a number of shares of Common Stock exceeding 19.99% of the Common Stock outstanding on the date of the Initial Closing, the holders of a majority of the outstanding Series A Preferred Stock may require the company to hold a meeting of the company’s shareholders for the purpose of obtaining Stockholder Approval. The company must hold the shareholder meeting within 120 days following written request by such holders and must use commercially reasonable efforts to obtain Stockholder Approval. If Stockholder Approval is not obtained at such meeting, the holders of a majority of the outstanding Series A Preferred Stock have the right to require the company to use its commercially reasonable efforts to obtain Stockholder Approval at any subsequent annual meeting of the company until Stockholder Approval is obtained.

Voting and Director Designation Rights

The vote or consent of the holders of a majority of the outstanding shares of Series A Preferred Stock, voting as a separate class, is required for the company to take the following actions: (i) any amendment, alteration or repeal of any provision of the company’s certificate of incorporation (including the Certificate of Designation) or bylaws that would have an adverse effect on the Series A Preferred Stock or its holders; (ii) any amendment or alteration of the company’s certificate of incorporation or any other action to authorize, create, or classify, or increase the number of authorized or issued shares of (or securities convertible into shares of), or reclassify any security into, or issue, additional Series A Preferred Stock (or other capital stock of the company which ranks equal or senior to Series A Preferred Stock as to dividend rights, redemption rights and/or liquidating distributions); (iii) the incurrence of additional debt such that the company’s aggregate indebtedness determined on a consolidated basis in accordance with U.S. generally accepted accounting principles (excluding capital lease obligations) would exceed (x) $500 million and (y) beginning in any year in which the company generates positive Consolidated EBITDA (as defined in the Certificate of Designation), three times trailing four quarter Consolidated EBITDA. If Sirius and its permitted transferees no longer beneficially own shares of Series A Preferred Stock and/or shares of Common Stock that were issued upon conversion of Series A Preferred Stock that represent at least 50% of the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock purchased at the Initial Closing and at the Additional Closing under the Investment Agreement, Sirius will no longer have the right to approve the matters set forth in clauses (ii) and (iii) above.

Except with respect to matters on which holders of Series A Preferred Stock are entitled to vote as a separate class, holders of Series A Preferred Stock are entitled to vote as a single class with the holders of Common Stock on an as-converted basis (up to a maximum of 19.99% of the Common Stock outstanding as of the Initial Closing, unless and until Stockholder Approval has been received).

Sirius has the right to designate three directors for election to the Board of Directors. Upon the second anniversary of the Additional Closing, or if Sirius and its permitted transferees no longer beneficially own shares of Series A Preferred Stock and/or shares of Common Stock that were issued upon conversion of Series A Preferred Stock that represent at least 75% of the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock purchased at the Initial Closing and at the Additional Closing under the Investment Agreement, Sirius will have the right to designate only two directors for election to the Board of Directors. A director designated by Sirius must be designated as Chairman of the Board of Directors, and a director designated by Sirius must be designated as a member of the Nominating and Corporate Governance Committee and as a member of the Compensation Committee. We must include the Sirius designees in our slate of nominees at each relevant annual meeting of stockholders and must support the Sirius designees to the same extent that we support our other nominees. Sirius has the right to replace its designees in the event of a designee’s death, disability, resignation or removal. However, at any time, if Sirius and its permitted transferees no longer beneficially own shares of Series A Preferred Stock and/or shares of Common Stock that were issued upon conversion of Series A Preferred Stock that represent at least 50% of the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock purchased at the Initial Closing and at the Additional Closing under the Investment Agreement, Sirius will lose its right to appoint any directors, and, at the written request of the Board of Directors, the directors designated by Sirius must immediately resign.

Redemption upon Change of Control

Upon certain change of control events involving the company (e.g., a merger involving the company or the acquisition of a majority of the company’s voting stock by any person), the Series A Preferred Stock must be redeemed at a price equal to the greater of (i) an amount in cash equal to 100% of the liquidation preference plus all accrued but unpaid dividends through the fifth anniversary of the Initial Closing (assuming the shares would have remained outstanding through that date) and (ii) the consideration the holders would have received if they had converted their shares of Series A Preferred Stock into Common Stock immediately prior to such change of control event (disregarding the 19.99% cap on conversion described above). If we do not have sufficient funds legally available under Delaware law, or if the redemption will be in violation of covenants or other provisions of any of our debt agreements, we will redeem, pro rata among the holders, the largest number of shares we are able to given these limitations and redeem all other shares as soon as practicable once legally available funds are available and the redemption will not be in violation of our debt agreements. All shares of Series A Preferred Stock not immediately repurchased will accrue dividends at the rate of 8.0% per annum.

Mandatory Redemption

Beginning from and after the fifth anniversary of the date of the Additional Closing, the holders of Series A Preferred Stock have the right to require us to redeem all or a portion of the Series A Preferred Stock at a price equal to 100% of the liquidation preference plus all accrued but unpaid dividends. We may redeem the Series A Preferred Stock for cash, Common Stock or any combination thereof, provided that, unless Stockholder Approval has been obtained, we may not settle the redemption for shares of Common Stock to the extent the 19.99% cap would be exceeded.

Optional Redemption

If at any time after the third anniversary of the date of the Additional Closing, the volume weighted average price per share of Common Stock exceeds $18.375, as may be adjusted pursuant to the Certificate of Designation, for at least 20 trading days in any period of 30 consecutive trading days, the company may redeem all of the outstanding Series A Preferred Stock at a price equal to 100% of the liquidation preference plus all accrued but unpaid dividends. We may effect such redemption, at our election, by paying cash, issuing shares of Common Stock or a combination thereof, provided that, unless Stockholder Approval has been obtained, we may not settle the redemption for shares of Common Stock to the extent the 19.99% cap would be exceeded.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Section 203 of the General Corporation Law of the State of Delaware

We are subject to the “business combination” provisions of Section 203 of the DGCL. In general, such provisions prohibit a publicly held Delaware corporation from engaging in various “business combination” transactions with any interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	prior to the stockholder becoming an interested stockholder, either the business combination or the transaction by which the stockholder became an interested stockholder is approved by the Board of Directors;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares in accordance with Section 203(a)(2) of the DGCL); or

•	on or subsequent to such date the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

In general, a “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to the interested stockholder, and an “interested stockholder” is a person who, together with its affiliates and associates, owns (or within three years, did own) 15% or more of a corporation’s outstanding voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

In connection with approving the sale of Series A Preferred Stock to Sirius, our Board of Directors resolved to approve the Investment Agreement and the transactions contemplated hereby, including the acquisition of the Series A Preferred Stock and the underlying Common Stock by Sirius and certain of its affiliates. The Sirius transaction, and as a result Sirius and certain of its affiliates including Liberty Media Corporation, are therefore exempt from the provisions of Section 203.

Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws provide for the following:

•	our Board of Directors is divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms;

•	our stockholders do not have cumulative voting rights, and therefore our stockholders holding a majority of the shares of Common Stock outstanding will be able to elect all of our directors;

•	subject to the limitations in the Certificate of Designation, our Board of Directors may issue shares of preferred stock and determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval;

•	our directors may be removed by stockholders only for cause, and only our Board of Directors may fill vacancies created by expansion of our Board of Directors or the resignation, death or removal of a director;

•	subject to the rights of holders of any series of preferred stock then outstanding, all stockholder actions must be effected at a duly called meeting of stockholders and not by a consent in writing, and only a majority of our Board of Directors, the chairman of the Board of Directors or our president or secretary may call a special meeting of stockholders;

•	our stockholders must comply with advance notice provisions to bring business before or nominate directors for election at a stockholder meeting; and

•	subject to the rights of holders of any series of preferred stock then outstanding, a 66 2/3% stockholder vote is required for the rescission, alteration, amendment or repeal of the foregoing provisions of our certificate of incorporation or bylaws by stockholders, and our Board of Directors may amend the bylaws by majority vote.

The combination of the classification of our Board of Directors, the lack of cumulative voting and the 66 2/3% stockholder voting requirements will make it more difficult for our existing stockholders to replace our Board of Directors as well as for another party to obtain control of us by replacing our Board of Directors. Since our Board of Directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions may have the effect of deterring unsolicited takeover attempts or delaying or preventing changes in control of our company or changes in management. They are intended to enhance our long-term value to our stockholders by increasing the likelihood of continued stability in the composition of our Board of Directors and its policies and discouraging certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are also designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of our company. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Exclusive Forum

Our certificate of incorporation provides that the Delaware Court of Chancery will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the company to the company or the company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of our company shall be deemed to have notice of and consented to the forum selection provision in our certificate of incorporation. However, it is possible that a court could find our forum selection provision to be inapplicable or unenforceable.

Indemnification of Directors and Officers and Disclosure of SEC Position on Indemnification for Securities Act Liabilities

Our certificate of incorporation provides that we will indemnify and hold harmless, to the fullest extent permitted by the DGCL, any person who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Our certificate of incorporation also provides for the advancement of expenses to each of our officers and directors.

Our certificate of incorporation provides that, to the fullest extent permitted by the DGCL, our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Under Section 102(b)(7) of the DGCL, the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty can be limited or eliminated except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL (relating to unlawful payment of dividend or unlawful stock purchase or redemption); or (4) for any transaction from which the director derived an improper personal benefit.

We also maintain a general liability insurance policy which covers certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers, whether or not we would have the power to indemnify such person against such liability under the DGCL or the provisions of our certificate of incorporation.

We have entered into indemnification agreements with each of our directors and our executive officers. These agreements provide that we will indemnify each of our directors and such officers to the fullest extent permitted by law and by our certificate of incorporation or bylaws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted of directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent and Registrar

The transfer agent for our Common Stock is Computershare Inc.

Listing

Our Common Stock is listed on The New York Stock Exchange under the symbol “P.”

DESCRIPTION OF WARRANTS

We and any selling stockholders may issue warrants to purchase Common Stock or preferred stock, collectively referred to as the underlying warrant securities, and such warrants may be issued independently or together with any of the underlying warrant securities and may be attached to or separate from such underlying warrant securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us, or any selling stockholders, and a warrant agent. The warrant agent will act solely as our agent, and as applicable, the agent of any selling stockholders, in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants. The applicable prospectus supplement will describe the specific terms of any warrants offered thereby.

SELLING STOCKHOLDERS

Information about selling stockholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act that are incorporated herein by reference.

PLAN OF DISTRIBUTION

We, or any selling stockholders, may sell the securities covered by this prospectus in any of the following ways:

•	directly to one or more purchasers;

•	through underwriters, dealers or agents; or

•	in any combination of the above or by any other legally available means of sale.

The prospectus supplement with respect to a particular offering of securities will identify the specific plan of distribution, including any direct purchasers or any underwriters, dealers or agents and their compensation.

LEGAL MATTERS

The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Sidley Austin LLP, Palo Alto, California.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017, and the effectiveness of our internal controls over financial reporting as of December 31, 2017, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

6,373,275 Shares

Pandora Media, Inc.

Common Stock

PRELIMINARY PROSPECTUS SUPPLEMENT

Morgan Stanley

May         , 2018